EXHIBIT 4.02

GERDAU S.A.

CNPJ/MF nº 33.611.500/0001-19

NIRE nº 33300032266

Public Held Company

STOCK OPTION PLAN TO BE DENOMINATED AS THE ‘LONG-TERM INCENTIVE PROGRAM’.

1 — OBJECTIVES OF THE PROGRAM

1.1. THE LONG-TERM INCENTIVE PROGRAM (hereafter the “PROGRAM”), which grants stock options for the purchase of shares of GERDAU S.A. (hereafter, “GERDAU”), has the objectives of:

a — Attracting and retaining strategic executives;

b — Offering a long-term system of remuneration aligned with shareholders interest;

c — Sharing the growth and success of GERDAU and its directly and indirectly controlled subsidiaries; and

d — Strengthening the feeling of participation and collaboration in the company’s business.

2 — ADMINISTRATION

2.1. The administration of the PROGRAM shall be the responsibility of the Compensation and Succession Committee (the “COMMITTEE”).

2.2. The COMMITTEE shall have full authority regarding the organization, execution and administration of the PROGRAM, in accordance with the terms and basic conditions of this plan, the directives of the Board of Directors of GERDAU and legislation.

2.3. The COMMITTEE’s powers shall include the right to establish the rules relating to the granting of stock options on a year-to-year basis.

2.4. The COMMITTEE shall be responsible for the indication of individuals who fulfill the requirements and are in the position to be selected as participants of the PROGRAM, who will be granted stock options, tied or not to business results as well as the number of shares object of the stock options within the time limits established herein.

2.5. In exercising its attributions and its authority with regards to the PROGRAM, the COMMITTEE shall be subject only to the limits established in item 2.2 above, not being obliged by analogy or rule of isonomy to extend to other directors, officers or employees in similar situations and conditions it understands are applicable only to one or more specific beneficiaries.

3 — ELIGIBILITY

3.1. Individuals eligible for the PROGRAM shall include directors, executive officers and high-level employees of GERDAU and it’s directly or indirectly controlled subsidiaries (which are included in the concept of the Company for the purposes of this plan). The selection of directors, executive officers and employees (hereafter, “EXECUTIVE” or “EXECUTIVES”) that may be entitled to stock options shall be made exclusively by the COMMITTEE.

4 — STOCK OPTIONS GRANT

4.1. The stock options will be granted to the eligible EXECUTIVES, as established in the item 3 above, always in the last working da of December of each year.

5 — SHARES INCLUDED IN THE PROGRAM

5. 1— The granting of the stock options of GERDAU preferred shares can be in an amount equivalent from 5% (five per cent) to 20% (twenty per cent) per annum of the basic annual salary or compensation of each of the EXECUTIVES selected to be part in the PROGRAM as determined by the COMMITTEE. The granting of the stock options to the Board Members can be of up to 120% (one hundred and twenty per cent) per annum of the basic annual salary or compensation and the granting of stock options to the Chief Executive Officer (CEO) and Chief Operating Officer (COO) can be of up to 50% (fifty per cent) of the basic annual salary or compensation. For this program, the basic annual salary or compensation of the Board Members shall be 12 (twelve) times their monthly salary or compensation paid by the company in the month of December and for the Chief Executive Officer (CEO); Chief Operating Officer (COO); and other EXECUTIVES it shall be defined as equal to 13 (thirteen) times the monthly salary or compensation paid by the company in the month of December.

Additionally, each year it shall be reserved the equivalent to 20% (twenty per cent) of the total amount of shares included in the PROGRAM, except for those granted to the Board Members, to be distributed by the Gerdau Executive Committee to the strategic executives, individually, as a retention tool. The options granted under this purpose will be calculated based on the average price of the grant date.

6 — ACQUISITION OF THE RIGHT TO EXERCISE THE STOCK OPTIONS

6.1. The COMMITTEE will establish, in each case, vesting and expiration rules as well as conditions under which the stock options will become exercisable under the PROGRAM. As a general rule that may be altered by the COMMITTEE, in each case, the right to exercise the stock options shall take the following form and periods:

a) after 05 (five) years from the grant date;

b) the EXECUTIVE will have to exercise the stock options paying the exercise price which correspond to the average price of the shares on the grant date;

c) The exercise of the stock options must happen within a maximum period of 5 (five) years, after which the EXECUTIVE shall no longer be entitled to the right to this specific tranche of stock options ;

d) ) In the event that GERDAU issues stock bonus during the period in which the right to exercise the stock options have not yet taken place, the referred number of stock options shall be increased in proportion to the stock bonus issued, diluting the price of exercise of the stock option in the same proportion; and

e) the EXECUTIVES occupying positions of the Board Member; Chief Executive Officer (CEO), Chief Operating Officer (COO), Vice-President, Director and others that may be indicated by the COMMITTEE, beyond the criteria’s established on items a), b), c) and d) above, will have 50% of their stock options granted tied to a business performance metric as approved annually by the Executive Committee. In case such targets threshold are not met, the referred stock options will be cancelled, otherwise will continue to be valid proportionally to the results achieved capped at 100% of the grant.

7 — EXERCISE OF THE STOCK OPTION

7.1. The Stock Option may be exercised by the EXECUTIVE in total or in part, in accordance with the terms of Item 6.1, a), c) and e) above.

7.2. The terms and conditions of the awards under this PROGRAM shall be determined by the COMMITTE, and will comprehend:

a) the number of stock options to be granted, the exercise price or the conditions to determine the exercise price;;

b) the business performance metrics as referred on item 6.1, e) above; and

c) other terms and conditions that the COMMITTEE considers to be relevant that have not been specified herein.

7.3. The contracts to which this item refers shall be executed under the specification hereby determined and in accordance with the terms of Art. 118 of Law No. 6,404/76 and shall be recorded in the Company’s registers.

8 — CONDITIONS OF PAYMENT

8.1. The price of the acquired shares shall be immediately due, in Brazilian national currency, unless the COMMITTEE establishes provisions to the contrary.

9 — TAXES

9.1. Operations to be effected as part of the PROGRAM shall be subject to taxation in the form established in the law. EXECUTIVES or their beneficiary will be directly and exclusively responsible to withhold any tax due.

10 — EXPIRATION OF THE STOCK OPTION

10.1. The stock option shall be considered to have expired for all intents and purposes in any of the situations bellow:

a) as a result of its exercise in full, as established in this PROGRAM;

b) as a result of the expiration of the exercise period;

c) in case the business performance metrics are not met as foreseen in item 6.1, e) above;

d) as a result of the EXECUTIVE’s termination from the Company and repurchase of such options by the Company;

e) In the event of the involuntary termination of the EXECUTIVE from the Company without cause, the EXECUTIVE that has already acquired the right to exercise as a result of the ending of the vesting period, shall retain this right of exercise for 06 (six) months from termination date to exercise the vested options, as foreseen in item 6.1, a) and c) above or to receive in cash the equivalent amount of the appreciation of the referred shares. The options not yet vested, as foreseen in item 6.1, a) above will be automatically cancelled; and

f) when the EXECUTIVE is dismissed with cause, the EXECUTIVE shall lose the right to receive any amount relating to the PROGRAM, regardless of whether the vesting period has ended or not.

11 — RETIREMENT OF THE EXECUTIVE

11.1. In the event of retirement of the EXECUTIVE through Gerdau or Governmental retiring Plan or both, followed by contract termination, the EXECUTIVE shall be granted the right to exercise all the vested and unvested stock options granted to him/her immediately which must be exercised within 2 (two) years from the termination date.

11.2. EXECUTIVES that holds the right to stock options tied to business performance metrics, which the vesting period have not yet been fully completed, shall have the right to exercise the options proportionally to the number of months of each period, considering for the purpose of measuring the achieved results, the average results achieved in such period. The right to exercise such options must be within 30 days after the termination date.

12 — MANDATE TERMINATION

12.1. In the case of termination of a Board Member mandate, the EXECUTIVE shall be granted the right to exercise all the vested and unvested stock options granted to him/her immediately which must be exercised within 2 (two) years from the termination date.

12.2. Board Members that holds the right to options tied to business performance metrics, which the vesting period have not yet been fully completed, shall have the right to exercise the options proportionally to the number of months of each period, considering for the purpose of measuring the achieved results, the average results achieved in such period. The right to exercise such options must be within 30 days after the mandate termination date.

13 - DECEASE OF THE EXECUTIVE

13.1. In the event of the decease of the EXECUTIVE, his/her, heirs/heiresses shall immediately be granted the right to exercise the vested and unvested stock options assigned to the deceased individual, which must be exercised the lesser between the expiration date or within 2 (two) years from the date of passing away.

13.2. his/her, heirs/heiresses will also have the right to exercise the options tied to business performance metrics, which the vesting period have not yet been fully completed, proportionally to the number of months of each period, considering for the purpose of measuring the achieved results, the average results achieved in such period. The right to exercise such options must be within 30 days after the termination date.

14 — PERIOD OF VALIDITY

14.1. The PROGRAM shall take effect after it is approved by Gerdau’s General Shareholder’s Meeting.

15 — ALTERATIONS OR TERMINATION OF THE PROGRAM

15.1. By decision of the Board of Directors, alterations may be made to the PROGRAM, in the event that the gains proposed under the Compensation Policy diverge significantly from the objective established for Direct Remuneration.

15.2. In the event that it is necessary to implement changes or to terminate the PROGRAM, such events shall be announced to the EXECUTIVES in writing with at least 30 (thirty) days’ prior notice, as of the date of modification or termination.

15.3. The modifications to or termination of the PROGRAM shall not affect rights that have already been signed to EXECUTIVES, except in the following circumstances:

a) GERDAU shall not be under any obligation to reestablish the PROGRAM or compensate the EXECUTIVES for expected future gains or losses; and

b) in the event that the PROGRAM is modified, any subsequent profit opportunity may be implemented in accordance with terms that differ from those previously established.

16 — MANDATE

16.1. To the perfect execution of all terms and conditions herein foreseen, the EXECUTIVE, when become participant in this PROGRAM, will grant the company powers of attorney, irrevocably and irreversibly, with powers to sign all necessary actions relating to the PROGRAM, including with power to delegate

17 — GENERAL CONDITIONS

17.1. In the event of a change in control of GERDAU, options attributed to EXECUTIVES more than 12 months prior to the event shall be considered as free for exercise, regardless of the 05 (five) years vesting period have not been met. The stock options tied to results attributed to EXECUTIVES more than 12 months prior to the event also shall be considered as free for exercise, regardless of the 05 (five) years vesting period have not been met, however, proportional to the results achieved, considering for such purpose the average result achieved in the period.

17.2. Whenever the EXECUTIVE decides to sell shares of his/her property, the Company shall have priority in buying these shares at the market price of the day of the operation.

17.3. EXECUTIVES who are beneficiaries of the PROGRAM shall be subject to restrictive rules on the use of privileged information applying to publicly listed companies in general, as well as to rules for the trading of securities of publicly listed companies within the special segment of the São Paulo Stock Exchange (“BOVESPA”) that apply to GERDAU.

17.4. The exercise of the Stock Options referred in this Program, at the Company discretion, may be done through shares purchased in the market for that purpose or by new shares issued specifically for this purpose, in accordance with the terms of Art. 168 § 3º of Law 6.404/76.

17.5. In the event of the granting and subsequent exercise of the call options object of this PROGRAM, shareholders shall not enjoy preference rights in accordance with the terms of Art. 171, §3 of Law 6,404/76.